Exhibit 6.11

NORVELL & POE, ENGINEERS Registered Engineers & Land Surveyors 1229 Fox Meadows Boulevard, Suite 2 Sevierville, Tennessee 37862 Serving Sevier County Since 1998 Phone (865) 429 - 4683 Email: email@norvellpoe.com FAX (865) 429 - 4684 October 19, 2017 Mr. Eric Collins Bear Village LLC 270 17 th Street Atlanta, Georgia, 30363 Re: Bear Village Resort and Hotel Veterans Boulevard and Center View Road Sevierville, TN 37862 Dear Mr. Collins: As per the attached City of Sevierville Utility Map, water (12" diameter) and sewer (8" diameter) are available to the property in question without any utility main extensions. The sewer lines are in green and the water lines are in blue on the Utility Map. Please call if you have any questions. Sincerely, ೦ o?/(,.J/ Gary F. Norve ll , P .E. (Tennessee, North Carolina, Virginia, Kansas), R.L.S. (Tennessee) cc: file